Exhibit 10.1

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY AND CASH INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

(with TARP limitations)

First Defiance Financial Corp. (the “Company”) hereby grants the undersigned Participant an award of Shares of Restricted Stock, subject to the terms and conditions described in the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Award Agreement”).

1.	Name of Participant:

2.	Grant Date:

3.	Number of Shares of Restricted Stock:

4.	Vesting: Subject to this Section 4 or Section 6, all of the Shares of Restricted Stock will vest on the Grant Date (“Vesting Date”), subject to the Participant’s continued employment with the Company on the Vesting Date.

(a)	Effect of Termination. Except as provided in Sections 4(b) or (c), if the Participant terminates for any reason prior to a Vesting Date, any Restricted Stock that is unvested on the date of termination will be forfeited on that date.

(b)	Accelerated Vesting. Notwithstanding Section 4(a), the Restricted Stock will become fully vested on the earliest to occur of the date of the Participant’s death, Disability or Retirement or involuntary termination without Cause prior to the Vesting Date.

(c)	Change in Control. If there is a Change in Control, Article XI of the Plan will apply to any unvested Restricted Stock; provided, however, that if the Committee elects to cancel any unvested Restricted Stock in connection with the Change in Control, the Company will cause a substitute award to be issued with respect to any unvested Restricted Stock that will substantially preserve the value, rights and benefits of the Restricted Stock being substituted.

5.	Transferability: Subject to Section 6, until the Restricted Stock becomes vested, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

6.

Restrictions During TARP Period: Notwithstanding anything in this Award Agreement to the contrary, including the provisions of Sections 4 and 5, to the extent and during the period that the Company and the Participant are subject to the limitations set forth in Section 111(b)(3)(D) of the Emergency Economic Stabilization Act of 2008 and 30

C.F.R. §30.10 (collectively, “TARP”), the following limitations will apply with respect to the Restricted Stock:

(a)	Restrictions on Vesting. The Participant will forfeit any Restricted Stock if the Participant does not continue performing substantial services for the Company for two years from the Grant Date (other than due to the Participant’s earlier death, Disability or the earlier occurrence of a “change in control event” as defined in Treasury Regulations §§1.280G-1, Q&A 27 through 29 or 1.409A-3(i)(5)(i) involving the Company).

(b)	Restrictions on Transfer: Any vested Shares of Restricted Stock will become transferable based on the date on which the Company repays the percentage of aggregate TARP financial assistance received, as set forth below:

Percentage of TARP Financial Assistance Repaid	Percentage of Vested Shares Becoming Transferable
25%	25%
50%	50%
75%	75%
100%	100%

(c)	Special Rule for Taxes: Notwithstanding Section 6(b), if the Participant does not make an election under Section 83(b) of the Code, as set forth in Section 8(e), with respect to the Restricted Stock, the Committee may make a portion of the vested Restricted Stock transferable that is reasonably required for the Participant to pay the federal, state, local or foreign taxes that are anticipated to apply to the income recognized upon vesting of the Restricted Stock.

7.	Settling the Restricted Stock: If the applicable terms and conditions of this Award Agreement are satisfied, the Restricted Stock will be released of any transfer restrictions or distributed to the Participant as soon as administratively feasible after it vests. Any fractional Shares of Restricted Stock will be settled in cash.

8.	Other Terms and Conditions:

(a)	Rights Before Vesting. Before the Restricted Stock vests, the Participant: (i) may exercise full voting rights associated with the Shares of Restricted Stock; and (ii) will be entitled to receive all dividends and other distributions paid with respect to the Shares of Restricted Stock, except to the extent prohibited by TARP, although any dividends or other distributions paid in Shares will be subject to the same restrictions terms and conditions as the Shares of Restricted Stock.

(b)

Beneficiary Designation. The Participant may name a beneficiary or beneficiaries to receive Restricted Stock that is settled after the Participant’s death by completing a “Beneficiary Designation Form” in a form provided by the Company. The Beneficiary Designation Form does not need to be completed now and is not required to be completed as a condition of receiving the Restricted Stock. However, if the Participant dies without completing a Beneficiary

Designation Form or if the Participant does not complete the form correctly, the Participant’s beneficiary will be the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, the Participant’s estate.

(c)	Transferring the Award Agreement. Except the extent the Committee permits otherwise, this Award Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 8(b), the Participant may designate a beneficiary to receive any Restricted Stock that is unsettled in the event of the Participant’s death.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Restricted Stock. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with the exercise or settlement of an Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being exercised or settled at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)	Section 83(b) Election. The Participant may file an election pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the Shares of Restricted Stock (less any purchase price paid for the Shares). The election will be made on a form provided by the Company and must be filed with the Internal Revenue Service no later than 30 days after the Grant Date. The Participant must seek the advice of the Participant’s own tax advisors as to the advisability of making such an election, the potential consequences of making such an election, the requirements for making such an election, and the other tax consequences of the Restricted Stock under federal, state, and any other laws that may be applicable. The Company and its Affiliates and agents have not and are not providing any tax advice to the Participant.

(f)	Governing Law. This Award Agreement will be construed in accordance with, and governed by, the laws (other than laws governing conflicts of laws) of the State of Ohio.

(g)	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Participant regarding the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. All representations of any type relied upon by the Participant and the Company in making this Agreement are specifically set forth herein, and the Participant and the Company each acknowledge that they have relied on no other representation in entering into this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement will be binding upon any party hereto unless contained in a writing signed by the party to be charged. The Participant consents to any amendments to this agreement to the extent required to comply with the Bonus Limitations or otherwise comply with the requirements of TARP.

(h)	Restricted Stock Subject to the Plan. The Restricted Stock is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meaning as in the Plan.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

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FIRST DEFIANCE FINANCIAL CORP.

By:
Signature

Date:	Date: